Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
October 26, 2010	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Third Quarter and First Nine Months of 2010

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the third quarter and the first nine months of 2010. Earnings for the third quarter of 2010 were $17.3 million or $0.40 per diluted share while earnings for the first nine months of 2010 were $52.7 million or $1.21 per diluted share.

Third quarter of 2010 results produced a return on average assets of 0.91% and a return on average equity of 8.73%. For the first nine months of 2010, United’s return on average assets was 0.93% while the return on average equity was 9.04%. These returns compare very favorably to United’s most recently reported Federal Reserve peer group’s (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.35% and average return on equity of 2.09% for the first half of 2010.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.4% at September 30, 2010 while its estimated Tier I capital and leverage ratios are 12.0% and 9.7%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

“Considering the current economic environment, United’s earnings continue to be strong with asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

The results for the third quarter and first nine months of 2010 included before-tax, net gains of $132 thousand and $2.0 million, respectively, on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $1.9 million and $4.4 million, respectively, on certain investment securities. In addition, the results for the third quarter and first nine months of 2010 included a positive tax adjustment of $430 thousand due to the expiration of the statute of limitations for examinations of certain years.

Earnings for the third quarter of 2009 were $12.1 million or $0.28 per diluted share while earnings for the first nine months of 2009 were $49.9 million or $1.15 per diluted share. Results for the third quarter of 2009 included before-tax other-than-temporary impairment charges of $11.0 million on certain investment securities and a positive tax adjustment of $568 thousand due to the expiration of the statute of limitations for examinations of certain years. In addition to the amounts mentioned above, results for the first nine months of 2009 included a credit loss provision of $17.6 million for three loans with fraudulent collateral made to three affiliated companies of a commercial customer, an additional expense of $3.6 million for a special FDIC

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assessment, and additional other-than-temporary impairment charges of $1.2 million on certain investment securities. All of these expense amounts are before taxes. Also, results for the first nine months of 2009 included an income tax benefit of $11.5 million recorded in the first quarter associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination.

United’s annualized returns on average assets and average equity were 0.61% and 6.25%, respectively, for the third quarter of 2009. Returns on average assets and average equity were 0.84% and 8.77%, respectively, for the first nine months of 2009.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.34% at September 30, 2010 compares favorably to the most recently reported percentage of 3.96% at June 30, 2010 for United’s Federal Reserve peer group. At September 30, 2010, nonperforming loans were $71.4 million, down slightly from nonperforming loans of $72.3 million or 1.26% of loans, net of unearned income at December 31, 2009. As of September 30, 2010, the allowance for loan losses was $70.9 million or 1.33% of loans, net of unearned income, as compared to $67.9 million or 1.18% of loans, net of unearned income at December 31, 2009. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 99.4% and 93.9% at September 30, 2010 and December 31, 2009, respectively. The coverage ratio for United’s Federal Reserve peer group was 74.4% at June 30, 2010. Total nonperforming assets of $122.0 million, including OREO of $50.6 million at September 30, 2010, represented 1.61% of total assets which also compares favorably to the most recently reported percentage of 3.34% at June 30, 2010 for United’s Federal Reserve peer group.

Tax-equivalent net interest income for the third quarter of 2010 was $60.4 million, a decrease of $3.6 million or 6% from the third quarter of 2009. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $390.0 million or 6% from the third quarter of 2009. Average net loans declined $463.3 million or 8% for the third quarter of 2010 while average investments decreased $229.1 million or 21% due mainly to maturities and calls of securities which were not fully reinvested from the third quarter of 2009. However, average short-term investments increased $302.3 million to mitigate some of the decline in average earning assets as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. The average yield on earning assets declined 39 basis points for the third quarter of 2010 as compared to the same quarter in 2009. Partially offsetting the decreases to tax-equivalent net interest income was a decrease of 43 basis points in the third quarter of 2010 average cost of funds. The net interest margin for the third quarter of 2010 was 3.60%, which was equal to the net interest margin for the third quarter of 2009.

Tax-equivalent net interest income for the first nine months of 2010 was $184.1 million, a decrease of $8.9 million or 5% from the first nine months of 2009. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $418.6 million or 6% for the first nine months of 2010. Average net loans declined $408.9 million or 7% for the first nine months of 2010 while average investments decreased $274.6 million or 23% due mainly to maturities and calls of securities which were not fully reinvested from the first nine months of 2009. Average short-term investments increased $264.9 million as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. The average yield on earning assets declined 37 basis points for the first nine months of 2010 as compared to the first nine months of 2009. Partially offsetting the decreases to tax-equivalent net interest income was a decrease of 46

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basis points in the first nine months of 2010 average cost of funds. The net interest margin for the first nine months of 2010 was 3.65%, up 5 basis points from a net interest margin of 3.60% for the first nine months of 2009.

On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2010 decreased $1.2 million or 2% from the second quarter of 2010 due to a decline in average net loans and investments. Average net loans decreased $130.8 million or 2% while average investments declined $30.1 million or 3% for the quarter. Overall, average earning assets were relatively flat for the quarter, declining $6.4 million or less than 1% as average short-term investments increased $154.5 million to mostly offset the decline in average net loans and investments. The third quarter of 2010 average yield on earning assets declined 17 basis points while the average cost of funds decreased 8 basis points from the second quarter of 2010. The net interest margin of 3.60% for the third quarter of 2010 was a decrease of 9 basis points from the net interest margin of 3.69% for the second quarter of 2010.

For the quarters ended September 30, 2010 and 2009, the provision for credit losses was $6.1 million and $8.1 million, respectively, while the provision for the first nine months of 2010 was $19.4 million as compared to $39.3 million for the first nine months of 2009. The decrease in the provision for credit losses for the first nine months of 2010 was due mainly to the previously mentioned provision of $17.6 million in 2009 for fraudulent loans made to a commercial customer. Net charge-offs were $4.7 million and $16.6 million for the third quarter and first nine months of 2010, respectively, as compared to $4.9 million and $33.2 million for the third quarter and first nine months of 2009. Net charge-offs for the first nine months of 2009 included the $17.6 million for the fraudulent loans. Annualized net charge-offs as a percentage of average loans were 0.34% and 0.40% for the third quarter and first nine months of 2010, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 1.45% for the first six months of 2010. On a linked-quarter basis, United’s provision for credit losses and net charge-offs decreased $277 thousand and $727 thousand, respectively, from the second quarter of 2010.

Noninterest income for the third quarter of 2010 was $15.7 million, which was an increase of $9.2 million from the third quarter of 2009. Included in noninterest income for the third quarter of 2010 were noncash, before-tax, other-than-temporary impairment charges of $1.9 million on certain investment securities. Included in noninterest income for the third quarter of 2009 were noncash, before-tax other-than-temporary impairment charges of $11.0 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have been flat, increasing $21 thousand or less than 1% from the third quarter of 2009. This slight increase for the third quarter of 2010 was due primarily to increases of $231 thousand in income from bank-owned life insurance policies due to an increase in the cash surrender values, $220 thousand in income from derivatives not in hedge relationships due to a change in the fair value, and $73 thousand in fees from trust and brokerage services due to higher volume. A similar amount of expense related to the change in the fair value of derivatives not in hedge relationships is included in other expense in the income statement. Virtually offsetting these increases was a decrease in fees from deposit services of $468 thousand.

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Noninterest income for the first nine months of 2010 was $48.8 million, which was an increase of $9.1 million from the first nine months of 2009. Included in noninterest income for the first nine months of 2010 was a before-tax, net gain of $2.0 million on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $4.4 million on certain investment securities. Included in noninterest income for the first nine months of 2009 was a before-tax, net gain of $88 thousand on the sale of investment securities and noncash, before-tax other-than-temporary impairment charges of $12.2 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $610 thousand or 1%. This decrease for the first nine months of 2010 was due primarily to decreases of $685 thousand in fees from deposit services, $374 thousand in income from derivatives not in hedge relationships due to a change in the fair value and $294 thousand in fees from revenue from trust and brokerage services due to a decline in the market value of assets under management. A similar amount of expense related to the change in the fair value of derivatives not in hedge relationships is included in other expense in the income statement. Partially offsetting these decreases was an increase in income from bank-owned life insurance policies of $1.2 million due to an increase in the cash surrender values.

On a linked-quarter basis, noninterest income for the third quarter of 2010 decreased $1.9 million from the second quarter of 2010. Included in the results for the third quarter and second quarter of 2010 were noncash, before-tax, other-than-temporary impairment charges of $1.9 million and $1.1 million, respectively. Also included in the results for the third quarter and second quarter of 2010 were net gains of $132 thousand and $796 thousand, respectively, on the sale of investment securities. Excluding the results of security transactions, noninterest income would have decreased $462 thousand or 3% on a linked-quarter basis due primarily to a decrease of $363 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement.

Noninterest expense for the third quarter of 2010 was $43.9 million, which was relatively flat from the third quarter of 2009, increasing $224 thousand or less than 1%. This slight increase was due mainly to increases of $452 thousand in FDIC insurance expense due to higher premiums to increase the insurance fund for banks, $425 thousand in other real estate owned (OREO) costs due mainly to declines in the fair values of OREO properties and $220 thousand in expense from derivatives not in hedge relationships due to a change in the fair value. Mostly offsetting these increases was a decrease in employee benefits expense of $690 thousand due mainly to a decline in the expense associated with United’s employee pension plan primarily as a result of an $11 million contribution made in the third quarter of 2009. In addition, data processing expense for the third quarter of 2010 declined $167 thousand from the third quarter of 2009.

Noninterest expense for the first nine months of 2010 was $132.8 million, an increase of $1.7 million or 1% from the first nine months of 2009 due primarily to an increase of $2.6 million in OREO costs due mainly to declines in the fair values of OREO properties. In addition, FDIC insurance expense increased $433 thousand due to higher premiums. Partially offsetting these increases was a decrease of $1.5 million in employee benefits expense due mainly to a decline in the expense associated with United’s employee pension plan primarily as a result of the $11 million contribution made in the third quarter of 2009. In addition, as previously mentioned, expense from derivatives not in hedge relationships decreased $374 thousand due to a change in the fair value.

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On a linked-quarter basis, noninterest expense for the third quarter of 2010 decreased $1.3 million or 3% from the second quarter of 2010 due primarily to a decrease of $647 thousand in OREO costs as losses on sales of OREO properties declined. Also, as previously mentioned, expense from derivatives not in hedge relationships decreased $363 thousand due to a change in the fair value. Employee compensation decreased $235 thousand due to a reduction in commissions and incentives while employee benefits expense declined $204 thousand due to lower pension costs.

During the third quarter of 2010, United’s Board of Directors declared a cash dividend of $0.30 per share. United has increased its dividend to shareholders for 36 consecutive years. The annualized 2010 dividend of $1.20 equates to a yield above 4% based on recent UBSI market prices.

United Bankshares, with $7.6 billion in assets, presently has 112 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2010 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2010 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30 2010	September 30 2009	September 30 2010	September 30 2009
EARNINGS SUMMARY:
Interest income, taxable equivalent	$81,333	$93,128	$250,665	$286,231
Interest expense	20,907	29,104	66,549	93,215
Net interest income, taxable equivalent	60,426	64,024	184,116	193,016
Taxable equivalent adjustment	1,444	2,701	4,491	8,567
Net interest income	58,982	61,323	179,625	184,449
Provision for credit losses	6,123	8,067	19,391	39,346
Noninterest income	15,690	6,523	48,847	39,763
Noninterest expenses	43,898	43,674	132,837	131,186
Income taxes	7,335	4,040	23,587	3,826
Net income	$17,316	$12,065	$52,657	$49,854

PER COMMON SHARE:
Net income:
Basic	$0.40	$0.28	$1.21	$1.15
Diluted	0.40	0.28	1.21	1.15
Cash dividends	$0.30	$0.29	0.90	0.87
Book value			18.00	17.66
Closing market price			$24.89	$19.59
Common shares outstanding:
Actual at period end, net of treasury shares			43,597,507	43,406,545
Weighted average- basic	43,588,021	43,410,532	43,528,210	43,404,920
Weighted average- diluted	43,645,653	43,455,723	43,607,091	43,457,258

FINANCIAL RATIOS:
Return on average assets	0.91%	0.61%	0.93%	0.84%
Return on average shareholders’ equity	8.73%	6.25%	9.04%	8.77%
Average equity to average assets	10.47%	9.73%	10.29%	9.59%
Net interest margin	3.60%	3.60%	3.65%	3.60%

	September 30 2010	September 30 2009	December 31 2009	June 30 2010
PERIOD END BALANCES:
Assets	$7,573,020	$8,082,808	$7,805,101	$7,463,360
Earning assets	6,733,138	7,285,613	6,956,322	6,635,280
Loans, net of unearned income	5,324,018	5,789,445	5,736,809	5,463,547
Loans held for sale	1,788	4,969	5,284	879
Investment securities	890,988	1,103,645	966,920	918,091
Total deposits	5,698,383	6,022,666	5,971,100	5,614,144
Shareholders’ equity	784,627	766,546	761,550	777,575